EXHIBIT 99.1

[GRAPHIC OMITTED][GRAPHIC OMITTED]                         One Ameren Plaza
News Release                                               1901 Chouteau Avenue
                                                           St. Louis, MO 63103
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Contacts:
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Media:                                                           Analysts:           Investors:
Susan Gallagher   Leigh Morris       Shirley Swarthout           Bruce Steinke       Investor Services
(314) 554-2175    (217) 535-5228     (217) 424-7554              (314) 554-2574      invest@ameren.com
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               AMEREN COMPLETES PURCHASE OF ILLINOIS POWER COMPANY

St. Louis, Mo., Oct. 1, 2004---Ameren Corporation (NYSE: AEE) today announced that the company has completed the acquisition of Decatur, Ill.-based Illinois Power Company (IP) from Dynegy Inc. (NYSE: DYN) with Sept. 30 as the effective date. IP--now doing business as AmerenIP--serves approximately 600,000 electric and 415,000 natural gas customers over 15,000 square miles in Illinois.

     In a transaction valued at approximately $2.3 billion, Ameren assumed approximately $1.8 billion in Illinois Power (IP) debt and preferred stock, placed $100 million in a six-year escrow account for certain contingent environmental liabilities and paid the balance in cash to Dynegy. In addition to IP's transmission and distribution system assets, the acquisition also included the purchase of Dynegy's 20 percent interest in Electric Energy, Inc. (EEI)--the owner of a 1,086-megawatt, Joppa, Ill., coal-fired power plant. Prior to the acquisition, Ameren owned 60 percent of EEI.

     The transaction includes a new firm capacity power supply contract for the annual purchase by IP of 2,800 megawatts of electricity from a subsidiary of Dynegy. That contract for 2005 and 2006 is expected to supply approximately 70 percent of IP's electric customer requirements. Illinois Power is currently soliciting bids to supply its remaining electric requirements. Because bundled retail electric rates are frozen at current levels in Illinois through 2006, the acquisition will not have an immediate impact on retail electric rates paid by customers of IP (AmerenIP).

     "We are extremely pleased to complete the purchase of Illinois Power. We also appreciate the timely approvals of this transaction by the various regulatory agencies, including the Illinois Commerce Commission, the Federal Energy Regulatory Commission and the Securities and Exchange Commission. In particular, we would like to recognize FERC Chairman Pat Wood and ICC Chairman Ed Hurley for their leadership and hard work in this matter. At the end of the day, we believe the regulatory authorities recognized, as we did, the significant benefits of this transaction, which, as a natural fit with Ameren's existing business, will bring significant benefits to customers, communities, investors and employees of both companies," said Gary L. Rainwater, chairman, president and chief executive officer, Ameren Corporation. "Acquiring IP provides a long-term growth opportunity for our company, while enhancing our ability to continue to deliver high-quality service to the nearly two million electric and natural gas customers we now serve in the state of Illinois."

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     The  transaction  was  unanimously  approved by both  companies'  boards of directors and received approval from the Illinois Commerce Commission (ICC), the
Securities  and  Exchange   Commission  (SEC),  the  Federal  Energy  Regulatory
Commission (FERC) and the Federal Communications Commission (FCC). In addition, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired without a request by the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documents.

     In February when Ameren and Dynegy announced the agreement, Ameren also announced a number of commitments: These included an immediate contribution of $300,000 to the Decatur and other IP service area United Way organizations. The company also made the following post-closing commitments:

>> The headquarters of AmerenIP will remain in Decatur for not less than five years.

>> AmerenIP work force reductions resulting from the acquisition will not exceed 25 employees for a period of four years, except to the extent such additional reductions occur through attrition or voluntary separation programs.

>> AmerenIP employees, retirees and those retirees' surviving dependents will remain in their current IP benefit plans or be moved into appropriate Ameren plans, and AmerenIP will honor all existing labor agreements.

>> Ameren will commit between $275 million and $325 million in energy infrastructure investments over its first two years of ownership.

>> Ameren will increase total contributions to United Way, civic, charitable and social service organizations in AmerenIP's service territory to at least $1.5 million annually.

>> In keeping with Ameren's strong track record of supporting economic development throughout its service areas, Ameren will commit additional resources to support and enhance economic development aimed at attracting new jobs in the IP service territory.

     With the acquisition of IP, Ameren assets total approximately $17 billion. Ameren owns a diverse mix of electric generating plants strategically located in its Midwest market with a capacity of more than 14,800 megawatts. Ameren serves
2.3 million electric customers and more than 900,000 natural gas customers in Missouri and Illinois.

Forward-Looking Statements

Statements made in this release, which are not based on historical facts, are "forward-looking" and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such "forward-looking" statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company is providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in past and subsequent filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such "forward-looking" statements: difficulties in integrating Illinois Power with Ameren's other businesses; and changes in the energy markets, environmental laws or regulations, interest rates or other factors adversely impacting assumptions in connection with the Illinois Power acquisition.

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